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Exhibit 10

IRON MOUNTAIN INCORPORATED
Compensation Plan for Non-Employee Directors

Restatement Date	May 27, 2004
Eligibility	All non-employee Directors
Annual Retainer	$20,000 per year (paid in quarterly installments)
Meeting Fees	$1,000 per committee meeting and/or quarterly Board meeting attended live or by teleconference (paid quarterly)
Chairperson Fees
$5,000 per year retainer (paid in quarterly installments) for acting as Chairperson of the Executive, Governance or Compensation Committee; $20,000 per year retainer (paid in quarterly installments) for acting as Chairperson of the Audit Committee; $25,000 per year retainer (paid in quarterly installments) for acting as the "lead" Director
Meeting Expenses	Reimbursement for all normal travel expenses to attend meeting (paid quarterly)
Group Insurance Benefits
Iron Mountain's group medical and dental benefits (single or family) are available to non-employee Directors, but they pay the full premium; life, AD&D, STD and LTD insurance are not available to non-employee Directors
Amount of Options	Options to purchase $200,000 of stock (calculated by dividing $200,000 by fair market value of stock on date of grant, disregarding fractional shares)
Type of Options	Options must be non-qualified
Timing of Option Grants
Stock options granted to all non-employee Directors on initial Restatement Date (May 27, 2004) and every 3 years thereafter; newly elected non-employee Directors receive grant as soon as practical after their election, and every 3 years thereafter
Vesting of Options
Options vest 8.33% per quarter from time of grant and fully vest after 12 quarters; options will become fully vested, unless doing so would result in a "parachute payment," upon retirement or upon the failure of a non-employee director to stand for reelection if he has not breached his fiduciary responsibilities or otherwise engaged in gross misconduct as a director
Exercise Price of Options	Fair market value on date of grant
Terms of Options	10 years
Cessation of Service as a Director	Vested options must be exercised within 60 days by a non-employee Director or his beneficiary
Restrictions on Resale	None
Restrictions on Transfer	Options may not be transferred (except upon death)

SEC Considerations
Options will generally be granted under the Iron Mountain Incorporated 2002 Stock Incentive Plan (but may be granted under the Iron Mountain Incorporated 1995 Stock Option Plan or the Iron Mountain Incorporated 1997 Stock Incentive Plan), the shares of each of which are registered on Form S-8; insider trading restrictions and short-swing profit rules of the Securities Exchange Act of 1934 apply
Shareholder Approval	Not required
Source of Shares	Treasury shares or authorized, but unissued shares will be used for options
Taxation of Options
Non-employee Directors pay ordinary income tax (and SECA tax) at time of exercise on spread between exercise price and fair market value on date of exercise; Iron Mountain gets a corresponding tax deduction at that time

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  Exhibit 10